Donald Houston
345 Encinal Street
Santa Cruz, CA 95060

Re:    Severance Agreement and Release

Dear Don:

This letter summarizes the terms of your separation from employment with Plantronics, Inc. (“Company”) and the severance agreement and release between you and the Company (“Agreement”). The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, for you to release the Company of any claims and to resolve any disputes you may have with the Company regarding your employment or separation from that employment, and to permit you to receive severance pay and related benefits to the extent specified below. With these understandings and in exchange for the promises of you and the Company as set forth below, you and the Company agree as follows:

1.
Employment Status: Your employment will end on July 17, 2017 (“Separation Date”). On the Separation Date you will be paid all of your wages earned, but unpaid, through the Separation Date. Your health insurance benefits will continue until the end of the month in which your Separation Date occurs, subject to any right to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). All other benefits will cease on Separation Date.

2.
Consideration: In exchange for, and in consideration of, your full execution and return of this Agreement within 21 days from the date of this letter, and provided that you do not revoke the Agreement under Section 6(d) below, the Company agrees as follows:

(a)    Severance Pay: Although you are not otherwise entitled to receive any severance pay from the Company, the Company will pay you a lump-sum severance amount of $412,000.00 less all legally required and permitted payroll deductions and withholdings, within 60 days following the Separation Date.

(a)EIP payment: Although you are not otherwise entitled to receive any EIP bonus payment from the Company, the Company will pay you a lump-sum severance amount of $78,198.00 less all legally required and permitted payroll deductions and withholdings, within 60 days following the Separation Date.

(b)COBRA: The Company will pay you a lump-sum severance amount of $38,595.54, which represents the COBRA premiums that you would have had to pay to continue the health benefits for you and all of your eligible dependents for twelve (12) months, less all legally required and permitted payroll deductions and withholdings, within 60 days following the Separation Date.

(c)Outplacement: The Company agrees to provide you outplacement assistance through Lee Hecht Harrison for a three month period of time. This benefit must be initiated within three months of signing this Agreement.

(d)Company 401-k match: The Company will pay you a lump-sum severance amount of $12,360 which represents the Company matching portion of the 401-k plan for twelve (12) months.

3.
Government Agency Claims: Nothing in this Agreement, including the Release, Nondisparagement or Confidentiality provisions, restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from the Company or any others covered by the Release resulting from such claims or conduct, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement.  This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law.  You do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and you do not need to notify the Company that you have engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

4.	Release:

(a)   Except as described in Section 3, in exchange for the consideration described in Section 2 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally hereby release, remise, discharge, and hold harmless the Company Releasees (“Company Releasees” defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former partners, directors, shareholders/stockholders, officers, employees, employee benefit plans, insurers, attorneys and/or agents, all both individually and in their official capacities), from any and all legally waivable actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, contracts, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, which arise out of your employment with, change in employment status with, and/or separation of employment from, the Company.  This release is intended by you to be all-encompassing and to act as a full and total release of any legally waivable claims, whether specifically enumerated herein or not, that you may have or have had against the Company Releasees arising from conduct occurring up to and through the date of this Agreement, including, but not limited to, any legally waivable claims arising from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination including any claims or causes of action you have or may have relating to discrimination under federal, state or local statutes including, but not limited to, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, all as amended from time to time, any contract, whether oral or written, express or implied; any tort; any claim for equity or other benefits; or any other statutory and/or common law claim.

(b)   You acknowledge that your execution of this Agreement shall be effective as a bar to each and every claim specified in Section 4(a) of this Agreement.  Accordingly, you hereby expressly waive any and all rights and benefits conferred upon you by the provisions of Section 1542 of the California Civil Code (or analogous statute(s) from any other state) and expressly consent that this Agreement shall be given full force and effect with respect to each and all of its express terms and provisions, including those related to unknown and/or unsuspected claims, if any, as well as those relating to any other claims specified in Section 4(a) of this Agreement.  Section 1542 provides as follows:

                “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You further represent that you understand and acknowledge the significance and consequence of such release as well as the specific waiver of Section 1542.

(c) The only exceptions to this release are any claim(s) you may have for:

(i)	Unemployment benefits pursuant to the terms of applicable law (to the extent available to you under applicable law);

(ii)
Workers’ compensation insurance benefits pursuant to Division 4 of the California Labor Code or a comparable and applicable state law, under the terms of any workers’ compensation insurance policy or fund of the Company(for which you represent that you have reported all work-related injuries, if any, that you have suffered or sustained during your employment with the company);

(iii)
Continued participation in certain of the Company’s medical, dental, vision health benefit plans pursuant to the terms and conditions of COBRA, if applicable, and/or any applicable state law counterpart to COBRA;

(iv)	Any benefit entitlements vested as of your Separation Date, pursuant to written terms of any applicable employee benefit plan sponsored by the Company; and

(v)	Any claims that, as a matter of applicable law, are not waivable.

(d) The release in Section 4(a) of this Agreement does not include any claim which, as a matter of law, cannot be released by private agreement nor, as described in Section 3, does this release prevent or prohibit you from filing a claim with a federal, state or local government agency that is responsible for enforcing a law on behalf of the government.

5.
Full Payment: The amounts set forth above in Section 2 shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you, including, without limitation, all claims for disputed compensation or benefits, including bonuses, stock and stock options, commissions, severance pay, reimbursement of expenses or other costs or sums.

6.	Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967:

As required by federal law, you are being informed that you have or may have specific rights under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

(a)    in consideration for the money and benefits described in Section 2 of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive all rights and claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose prior to the date this Agreement was executed;

(b)    you are advised that you have 21 days within which to consider the terms of this Agreement and to consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this Agreement. The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement;

(c)    you have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement;

(d)    you have seven (7) days after you sign this Agreement to revoke your acceptance of it (“Revocation Period”). If you choose to revoke it timely, the Agreement will be null and void and the Agreement shall not be valid or enforceable. To revoke, you must deliver a signed writing stating your intention to revoke the Agreement and the writing must be delivered to NAME OF HR REP by or before the end of the Revocation Period; and

(f)    in entering into this Agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

7.
Company Files, Documents and Other Property: You agree that on or before the Separation Date you will return to the Company all Company property and materials, including but not limited to (if applicable), personal computers, laptops, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, manuals, building keys and passes, courtesy parking passes, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, sales forecasts, names and addresses of Company customers and potential customers, customer lists, customer contacts, sales information, sales forecasts, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company (“Company Property”). You agree that in the event that you discover any other Company Property in your possession after your Separation Date, you will immediately return such materials to the Company.

8.
Final Expense Reimbursement Request: You agree that on or before July 11, 2017 you will submit to the Company all final requests for reimbursement of any business expenses you were required to incur in performing your job for the Company prior to that date. You understand and agree that all such reimbursements will be subject to the terms and conditions of the Company’s then current Travel and Expense Reimbursement policy and other applicable policies and procedures.

9.
Nondisparagement: Except as described in Section 3, and not including any testimony given truthfully under oath or as required by any other legal proceeding, you agree not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning the Company, its officers, directors or employees; the products, services or programs provided or to be provided by the Company; the business affairs, operation, management or the financial condition of the Company; or the circumstances surrounding your employment and/or separation of employment from the Company. The Company’s officers and directors agree to mutual non-disparagement terms.

10.
Equity: To the extent that you hold any Company equity awards, such as stock options or restricted stock units or any underlying shares of Company stock, these equity awards remain subject to the terms and conditions of the applicable agreement(s) signed by you and the terms and conditions of the Company’s 2003 Stock Plan (“Equity Agreements”).

 Please see the Stock Closing Statement contained in your exit packet for a report regarding the status of your equity awards.

11.
Stock Trading: You may continue to sell vested restricted stock shares or ESPP shares through your E*Trade account at www.etrade.com/stockplans. If you need phone assistance with your transaction, you may reach E*Trade at (800) 838-0908 or (650) 599-0125. If you do not need preclearance to sell shares, you may sell any time after your termination as long as you are not in possession of material non-public information about the Company. The rest of this Section 11 does not apply to you. If you require pre-clearance to sell PLT Stock, you should continue to obtain pre-clearance for 3 months after your last day of employment. You may sell during open window periods as long as you are not in possession of material non-public information during the open window periods. You may not sell during our closed windows during this 3 month time period. After the 3 months expires, you may sell during any open or closed window period as long as you are not in possession of material non-public information.

12.
Prior Agreement: You understand and agree that you have continuing obligations under the Employee Patent, Secrecy and Invention Agreement (EPSIA) and any other agreements you have with the Company. You reaffirm your commitment under the EPSIA in this Agreement, and agree that, as part of this Agreement, you will comply fully with the terms of the EPSIA. This includes, but is not limited to, your express agreement not to use or disclose any of the Company’s confidential, proprietary, or trade secret information following your Separation Date, with your acknowledgment that all such information (including but not limited to proprietary information regarding the Company’s past, present, and prospective customers, customer contact information, pipeline data, and markets) belongs to the Company in accordance with the EPSIA. You also confirm that you have not violated the EPSIA.

13.
Non-Solicitation: For a period of twelve (12) months immediately following the Separation Date, you agree that you shall not, directly or indirectly, solicit any of the Company's employees to terminate their employment with the Company.

14.
Confidentiality: Except as described in Section 3, you agree that you will not disclose to others the fact or terms of this Agreement, except that you may disclose such information to your attorney or accountant in order for such individuals to render services to you.

15.
Cooperation: Except as described in Section 3, you agree to make yourself reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company and/or its subsidiaries, affiliates, partners, directors, officers, agents or employees that may be within your knowledge. Moreover, you agree to cooperate fully with the Company in connection with any and all existing or future litigation or investigations brought by or against the Company or any of its subsidiaries, affiliates, partners, directors, officers, agents or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems your cooperation necessary.

16.
No Filing of Claims: You represent and warrant that you do not presently have on file any claims, charges, grievances, actions, appeals or complaints against Company Releasees in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or arbitrator(s), public or private, based upon any actions occurring prior to the date of this Agreement.

17.Tax Compliance: Notwithstanding anything to the contrary herein, the following provisions apply to the extent payments provided herein are subject to section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”). Payments that are payable upon your termination of employment, if any, shall not commence until you have a “separation from service” for purposes of Section 409A. Each installment of payments hereunder is a separate “payment” for purposes of Section 409A, and the benefits payable under this Agreement are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9). However, if such exemptions are not available and you are, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the payments shall be delayed until the earlier of (a) six months and one day after your separation from service, or (b) your death. Except to the minimum extent that payments must be delayed because you are a “specified employee,” all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices pursuant to the payment schedule set forth in this Agreement. If and to the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, such reimbursements or other in-kind benefits shall be made or provided in accordance with the requirements of Section 409A. You will be solely responsible for any tax imposed under Section 409A and in no event will the Company have any liability with respect to any tax, interest or other penalty imposed under Section 409A.

18.	Unemployment Application: The Company agrees it does not plan to opposed an unemployment application related to employment with the Company.

19.	Certain Covenants and Representations; Governing Law:

(a)Except as explicitly provided herein, this Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written, between you and the Company. As such, the EPSIA and the Equity Agreements referenced herein shall remain in full force and effect in accordance with their respective terms. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both the CEO of the Company and you.

(b)If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions and parts thereof of this Agreement are declared to be severable. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise. The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

(c)Any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the State of California and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of California, without giving effect to the principles of conflicts of laws of such state.

(d)Arbitration.  THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO BINDING ARBITRATION BEFORE JAMS PURSUANT TO THE THEN CURRENT EXPEDITED RULES OF JAMS UNDER ITS RULE FOR RESOLUTION OF EMPLOYMENT DISPUTES. THE RULES OF JAMS CAN BE FOUND AT www.jamsadr.org. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES TO THE ARBITRATION.  THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.  HOWEVER, EITHER PARTY MAY BRING A CLAIM IN COURT FOR PRELIMINARY INJUNCTIVE RELIEF ONLY ARISING OUT OF A BREACH BY THE OTHER PARTY OF THE EMPLOYEE PATENT SECRECY AGREEMENT SIGNED BY YOU.

(e)This Agreement shall not be construed as an admission by you or the Company of any wrongful act, unlawful discrimination, or breach of contract.

(f)You acknowledge that, together with damages and any other relief that may be appropriate, you will be subject to a permanent injunction and/or temporary restraining order for any violations of this Agreement, including any violations of the EPSIA or any breach of Sections 7, 9, 12, 13, and 14. In the event that the Company prevails in any action brought by the Company to enforce any provision of this Agreement or the EPSIA (including but not limited to an action for a permanent injunction or a temporary restraining order), you agree that you will pay the Company’s costs, including attorneys’ fees, in addition to any other damages or amounts that may be awarded.

(g)You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company shall inure to the benefit of the Company’s successors and assigns.

(h)The failure or any delay on the part of the Company to exercise any right, remedy, power or privilege under this Agreement shall not operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise of the same or of any other right, nor shall any waiver of any right with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence.

(i)This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

[continued on next page]

If this letter correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to Layne Buckley no later than 21 days from the date of this letter.

Plantronics, Inc.

By:    /s/ InaMarie Johnson

Name:    InaMarie Johnson

Title: Senior Vice President, Chief Human Resources Officer

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME WITHOUT DURESS OR COERCION FROM ANY SOURCE. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Accepted and Agreed to:

/s/ Don Houston

Don Houston

Employee Name

Date: 8/14/17